Exhibit 99.1

Arq Reports Fourth Quarter and Full Year 2025 Results
Generated record revenue of approximately $120 million for full-year 2025, driven by PAC performance
Reported Adjusted EBITDA(1) of $13 million, representing 26% improvement year-over-year
Provided inaugural financial guidance for full-year 2026
Pausing GAC production and development to conduct comprehensive engineering and production process optimization review
Announced leadership changes, including appointment of industry veteran as VP Operations and Finance team reorganization
GREENWOOD VILLAGE, Colo., March 9, 2026 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced its financial and operating results for the quarter and year ended December 31, 2025.
Financial Highlights
•Generated revenue of $120.3 million in FY 2025 ($29.4 million in Q4 2025), up 10% over the prior year, driven largely by positive changes in product mix and overall volumes
•Gross margin of 27.9% in FY 2025 vs. 36.2% in FY 2024, driven by higher costs directly related to granular activated carbon (“GAC”) start-up costs
•Gross margin in Q4 2025 of 13.6% vs. 36.3% in Q4 2024, reflecting negative impact of GAC start-up costs
•Recorded non-cash impairment charge of $45 million related to Corbin assets in Q4 2025, reflecting the temporary idling of the Corbin facility.
•Reported Net loss of $52.6 million in FY 2025, versus a Net loss of $5.1 million in FY 2024; Q4 2025 Net loss of $50.0 million vs. Net loss of $1.3 million in Q4 2024
•Adjusted EBITDA of $13.2 million in FY 2025 vs. Adjusted EBITDA of $10.5 million in the prior year(1); Adjusted EBITDA of $0.3 million in Q4 2025 vs. $2.8 million in the prior year period(1), reflecting negative impact of certain GAC start-up costs
•Exited 2025 with cash and restricted cash of $15.0 million, including $8.5 million restricted cash
•Capital expenditures for FY 2025 totaled $8.6 million
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the paragraph titled “Non-GAAP Measures” for the definitions of non-GAAP financial measures and reconciliations to GAAP measures included in this press release.
Recent Business Highlights
•Pausing GAC production and development to conduct comprehensive engineering and production process optimization review of the Company’s GAC business
•Delivered record powdered activated carbon (“PAC”) business performance with over 117 million pounds of volume for FY 2025
•Achieved record revenues of $120 million for FY 2025, driven by PAC business
•Achieved record Adjusted EBITDA of $13 million for FY 2025

GAC Strategy Updates
Arq announced today its decision to pause GAC production to conduct a comprehensive engineering and production process optimization review of the path forward for the Company’s GAC business. As a result, the Company does not expect any GAC production in fiscal year 2026.
This decision follows independent testing results received in late January 2026 showing the Company’s current thermal oxidizer can only support approximately 15 million pounds of annual GAC production and would require additional modifications to achieve our original target of 25 million pounds of annual GAC production or higher. The Company’s analysis indicates that a 15 million pound scenario does not deliver acceptable returns and volumes above that amount are required to generate attractive economic returns. The optimization review will determine production scale, capital requirements, and return profiles, all of which need to be finalized before the Company will commit additional investment.
These constraints emerged as the Company prepared to transition from its Corbin Wetcake feedstock to bituminous proven performance coal feedstock from other sources, a solution which is expected to address previously announced design challenges. The thermal oxidizer issues and their impact on capacity stem from design flaws by the Company's original engineering consultant, with whom Arq remains in litigation.
As a result of the decision to transition away from using Corbin Wetcake for its GAC products, the Company is temporarily idling its Corbin facility and in connection recorded a non-cash impairment charge of $45 million in Q4 2025. Alternative applications for Corbin Wetcake, including asphalt emulsion blending, continue to advance.
Leadership Updates
Arq has appointed Eric Robinson as VP Operations, effective immediately. Mr. Robinson brings more than 30 years of industrial facilities experience and previously revitalized Arq’s Red River plant in 2012, driving a 20% yield improvement, doubling production, and significantly increasing plant availability. His expertise in plant optimization and ramp-up challenges makes him well-suited to lead operational focus during this assessment period. An on-site process engineer with technical oversight has also been appointed, reporting directly to Mr. Robinson.
As a result of the Company’s decision to idle its Corbin facility, making Arq a single-plant business, and Mr. Robinson stepping into the VP Operations role, the Company has eliminated the Chief Operating Officer role. Deke Williamson will depart the Company, effective April 18, 2026, after playing a pivotal role in enhancing PAC operations to their current profitable state.
"As we move into this next phase, Eric’s proven track record at our Red River facility makes him the right man for the job. With these changes, I believe we are well-positioned to execute our PAC business plan and complete our GAC optimization review.”
The Company has also made changes to its finance organization. Jay Voncannon will no longer serve as the Company’s Chief Financial Officer, effective immediately. Anthony Nathan, who brings eight years of experience with Arq including oversight of all recent equity and credit financings and the Arq Limited/ADES combination (now Arq Inc), has been promoted to VP Finance, where he will oversee strategic planning, financial analysis, budgeting and investor relations. Stacia Hansen continues in her role as Chief Accounting Officer and will also serve as the Company’s principal financial officer.
Financial Guidance
Arq is providing detailed operational and financial guidance for the first time to enhance investor transparency. For fiscal year 2026, Arq expects revenue of $120-125 million. Adjusted EBITDA is projected to be $17-20 million. These projections assume no GAC contribution given the strategic operational changes outlined above.
The Company is also providing operational metrics for the first time: PAC average selling price (“ASP”) is expected to be $0.88-0.91 per pound (compared to $0.89 in 2025 and $0.82 in 2024) and production volumes are projected at 122-125 million pounds (compared to over 117 million pounds in 2025 and 111 million pounds in 2024). Additional revenue from other chemicals and products is expected to contribute approximately 13-15% of total revenue, generally consistent with prior years.
Arq’s product portfolio includes a wide range of pricing tiers, including specialty products and engineered materials commanding significant premiums over standardized industrial products. Achieving maximum value at the lowest possible cost for every pound that is produced at the Red River facility remains the objective. That was, and remains, the basis for adding GAC production capacity and is also why the optimization review is essential to determine the optimal production volume and mix that will maximize value. It is also why the impact of the GAC start-up costs (in large part due to design issues by the Company’s former engineering consultant) has had such a significant negative effect on the Company’s financial performance in the last two quarters. As a result of GAC production delays, the Company has and will be able to take advantage of additional furnace capacity to produce PAC, which, combined with operational efficiencies, is expected to enable higher PAC production volumes than previously anticipated. Management expects that PAC production levels can be maintained or expanded until such time as a clear path forward on the Company’s GAC business is defined, providing operational flexibility and revenue optimization opportunities. The 2026 guidance incorporates the Company's routine biennial two-week maintenance turnaround at the Red River plant, which is scheduled to occur in April.
Management Commentary
"Today's results reflect Arq's ongoing evolution and a fundamental reset in our approach," said Mr. Rasmus. "We believe the decision to pause development of our GAC line is in the best interests of shareholders. While the transition from Corbin-derived feedstock to purchased coal resolves a major operational challenge due to design flaws that constrained our GAC production process, the subsequent testing we have conducted this year has revealed yet another challenge stemming from original design flaws. While I remain confident in our ability to navigate these operational setbacks, we must be certain of the ultimate cost to reach a nameplate capacity that delivers acceptable returns before spending further capital on the project. After evaluating our options, we have therefore concluded that the most prudent path forward is to pause and ensure we are building a plant of optimized scale and attractive economics. GAC market fundamentals remain strong, and our customer relationships remain robust, validating both the market opportunity and our strategic approach."
Mr. Rasmus continued, "Our foundational PAC business delivered record performance in 2025 with revenues of approximately $120 million, up 10% year-over-year, while Adjusted EBITDA of $13 million represented a 26% improvement despite GAC start-up costs significantly impacting profitability. This demonstrates the benefits of our strategic transformation - sustained volume growth, enhanced product mix, and continued pricing strength as we capture higher-value, higher-margin applications beyond traditional power markets. PAC is now delivering better financial performance than previously expected. While never our end goal, it ensures our downside is protected while upside optionality remains. The PAC business has funded its own turnaround while supporting strategic growth initiatives, demonstrating operational strength and market position durability. While portions of the PAC market are impacted by various regulatory regimes, potential changes to such regulations are mitigated by our healthy orderbook: 96% contract visibility on 2026 volumes, with 75% and 43% visibility through 2027 and 2028 respectively. Our 2026 Adjusted EBITDA guidance of $17-20 million represents a 35-50% improvement on 2025."
Full Year 2025 Results
Revenues totaled $120.3 million for full year 2025, compared to $109.0 million in the prior year. The revenue increase was primarily driven by improved ASP and product diversification into higher value end-markets.
Cost of revenues totaled $86.8 million for full year 2025, compared to $69.5 million in the prior year. This increase in costs of revenue was primarily related to start-up costs associated with GAC production in Q3 and Q4 2025.
Gross margin was 27.9% for full year 2025, compared to 36.2% in the prior year. The reduction was primarily driven by the impact of start-up costs associated with GAC production in Q3 and Q4 2025.
Other operating expenses were $86.5 million for full year 2025, compared to $41.4 million in the prior year. The increase was mainly driven by non-cash impairment charges of $44.8 million related to our Corbin facility, and an increase in research and development costs relating to GAC start-up, partially offset by a material reduction in SG&A to $22.6 million compared to $28.7 million in the prior year.
Operating loss totaled $53.0 million for full year 2025, compared to an operating loss of $2.0 million in the prior year. The increase in loss was mainly driven by the factors referenced above, especially the impairment charge.
Interest expense was $2.4 million for full year 2025, compared to $3.3 million in the prior year. The reduction was primarily driven by lower average interest rates on our outstanding debt facilities.
Net loss was $52.6 million, or $1.27 per diluted share for full year 2025, compared to Net loss of $5.1 million, or $0.14 per diluted share in the prior year. The increase in net loss was primarily driven by higher cost factors referenced above.
Adjusted EBITDA was $13.2 million for full year 2025, compared to an Adjusted EBITDA of $10.5 million in the prior year. The increase was mainly driven by our continued focus on increasing revenues while lowering costs, including SG&A.

Fourth Quarter 2025 Results

Revenue totaled $29.4 million for the fourth quarter of 2025, reflecting an increase of 9% compared to $27.0 million in the prior year period. The increase was driven predominantly by enhanced volumes and pricing. ASP for the fourth quarter of 2025 were up approximately 7% compared to prior year period, marking the twelfth consecutive quarter of year-over-year percentage growth in ASP.
Cost of revenue totaled $25.4 million for the fourth quarter of 2025, an increase of approximately 48% compared to $17.2 million in the prior year period. This increase was a direct consequence of start-up costs associated with GAC production.
Gross margin reduced to 13.6% for the fourth quarter of 2025, compared to 36.3% in the prior year period. The reduction in gross margin was driven by higher costs associated with GAC start-up.
Selling, general and administrative remained flat in Q4 2025 compared to the prior year period.
Research and development costs totaled $1.2 million in the fourth quarter of 2025, compared to $0.7 million in the prior year period. This increase was primarily due to testing relating to initial GAC production.
Operating loss was $51.2 million for the fourth quarter of 2025, compared to an operating income of $0.4 million in the prior year period. The reduction was mainly driven by the factors referenced above.
Net loss was $50.0 million in the fourth quarter of 2025, or $1.20 per diluted share, compared to a net loss of $1.3 million, or $0.03 per diluted share, in the prior year period. The reduction was mainly driven by the factors referenced above.
Adjusted EBITDA was $0.3 million for the fourth quarter of 2025, compared to Adjusted EBITDA of $3.8 million in the prior year period. The reduction was primarily driven by the significant one-off items discussed above.
See note below regarding the use of the non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Capex and Balance Sheet
Capital expenditures totaled $8.6 million for full year 2025, compared to $85.2 million in the prior year. The reduction was driven by the conclusion of expansion work at our Red River and Corbin facilities.
In December 2024, the Company closed a $30 million ABL credit facility (the "ABL Facility") with MidCap Financial, a leading commercial finance company focused on middle market transactions. Total available borrowing capacity for the ABL Facility is determined by a borrowing base calculation based on a certain percentage of eligible accounts receivable and inventory.
Drawdown from the ABL Facility with MidCap Financial totaled $19.0 million as of December 31, 2025.
Cash as of December 31, 2025, including $8.5 million of restricted cash, totaled $15.0 million, compared to $22.2 million as of December 31, 2024. The reduction was largely driven by increased expenditures relating to initial GAC production.
Total debt, inclusive of financing leases, as of December 31, 2025, totaled $28.5 million compared to $24.8 million as of December 31, 2024. The increase was driven by increased utilization of the ABL Facility.
Conference Call and Webcast Information
Arq will host a conference call to discuss the Company's financial performance on Tuesday, March 10, 2026 at 8:30 a.m. Eastern Time. The conference call webcast information will be available via the Investor Resources section of Arq's website at www.arq.com. Interested parties may participate in the conference call by registering at https://www.webcast-eqs.com/Arq_Q4_2025. Alternatively, the live conference call may be accessed by dialing (877) 407-0890 or +1 (201) 389-0918 and referencing Arq.
A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call. A replay of the event will be made available shortly after the event and accessible via the same webcast link referenced above. Alternatively, the replay may be accessed by dialing (877) 660-6853 or (201) 612-7415 and entering Access ID 13758441. The dial-in replay will expire after March 17, 2026.
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words “can,” “will,” "may," “intends,” “expects,” "continuing," “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding:
the future of our GAC Facility and Corbin Facility and the anticipated timing, results, and conclusions of our GAC business optimization review and the actions we may take upon the completion of such review; the anticipated benefits of transitioning away from using Corbin Wetcake to a bituminous proven performance coal as a feedstock for our GAC products; financial guidance for fiscal year 2026; the anticipated effects from fluctuations in the pricing of our AC products; expected supply and demand for our AC products and services, including our GAC products; the seasonal impact on our customers and their demand for our products; the future profitability and sustainability of our PAC business; our ability to fund our business over the next twelve months; our ability to access new markets for our feedstocks and other products, including renewable natural gas, asphalt, purified coal, rare earth minerals and synthetic graphite markets; any future plant development projects, including those that may be necessary to remediate design flaws in our GAC Facility, and our ability to finance any such projects; the effectiveness of our technologies and the benefits and competitive advantages they provide; the timing of awards of, and work and related testing under, our contracts and agreements and their value; probability of any loss occurring with respect to certain guarantees made by Tinuum Group; the timing and amounts of or changes in future revenue, funding for our business and projects, margins, expenses, earnings, tax rates, cash flows, royalty payment obligations, working capital, liquidity and other financial and accounting measures; the performance of obligations secured by our surety bonds; the amount and timing of future capital expenditures needed to fund our business plan; the impact of capital expenditure overruns on our business; the timing, adoption, and scope of regulations to control certain chemicals in drinking water and other environmental concerns and the impact of such regulations on our customers' and our businesses, including any increase or decrease in sales of our AC products resulting from such regulations; the impact of adverse global macroeconomic conditions, including international and domestic tariffs, rising interest rates, recession fears and inflationary pressures, and geopolitical events or conflicts; opportunities to effectively provide solutions to our current and future customers to comply with regulations, improve efficiency, lower costs and maintain reliability; our near-term priorities and objectives and our long-term outlook regarding the growth of our business; and the impact of prices of competing power generation sources such as natural gas and renewable energy on demand for our products. These forward-looking statements included in this press release involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the timing and scope of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the U.S. government’s failure to promulgate new regulations or enforce existing regulations that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; availability, cost of and demand for alternative energy sources and other technologies and their impact on coal-fired power generation in the U.S.; technical, start up and operational difficulties; competition within the industries in which the Company operates; risks associated with our debt financing; our inability to effectively and efficiently commercialize new products, including our GAC products; our inability to effectively identify solutions to the design flaws in GAC Facility at our Red River Plant or execute on any remedial measures or modifications thereto; disruptions at any of our facilities, including by natural disasters or extreme weather; risks related to our information technology systems, including the risk of cyberattacks on our networks; failure to protect our intellectual property from infringement or claims that we have infringed on the intellectual property of others; our inability to obtain future financing or financing on terms that are favorable to us; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; ongoing effects of the inflation and macroeconomic uncertainty, including from increased domestic and international tariffs and armed conflicts around the world, and such uncertainty's effect on market demand and input costs; availability of materials and equipment for our business; intellectual property infringement claims from third parties; the impacts of any current or future write-downs or write-offs, restructuring, impairment or other charges; our failure to realize the anticipated benefits of acquisitions, joint ventures, and divestitures we may engage in; pending litigation; factors relating to our business strategy, goals and expectations, including our ability to execute on our GAC business plan; our ability to maintain relationships with customers, suppliers and others with whom the Company does business and meet supply requirements; our results of operations and business generally; risks related to diverting management's attention from our ongoing business operations; costs related to the ongoing manufacturing of our products, including costs necessary to resume GAC production; opportunities for additional sales of our AC products and end-market diversification, including for our Corbin Wetcake; the rate of coal-fired power generation in the U.S.; the timing and cost of any future capital expenditures and the resultant impact to our liquidity and cash flows; and the other risk factors described in our filings with the SEC, including those described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2025. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release, and we disclaim any duty to update such statements unless required by law.

Source: Arq, Inc.
Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com

TABLE 1

Arq, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2025	2024
ASSETS
Current assets:
Cash	$6,573	$13,516
Receivables, net	14,980	14,876
Inventories, net	15,895	19,314
Prepaid expenses and other current assets	6,404	4,650
Total current assets	43,852	52,356
Restricted cash, long-term	8,467	8,719
Property, plant and equipment, net of accumulated depreciation of $28,375 and $26,619, respectively	143,154	178,564
Other long-term assets, net	35,107	44,729
Total Assets	$230,580	$284,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,269	$21,017
Revolving credit facility	18,950	13,828
Current portion of long-term debt obligations	1,063	1,624
Other current liabilities	7,015	8,184
Total current liabilities	42,297	44,653
Long-term debt obligations, net of current portion	8,452	9,370
Other long-term liabilities	11,868	13,069
Total Liabilities	62,617	67,092
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $0.001 per share, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock: par value of $0.001 per share, 100,000,000 shares authorized, 47,348,394 and 46,639,930 shares issued and 42,730,248 and 42,021,784 shares outstanding at December 31, 2025 and 2024, respectively	47	47
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of December 31, 2025 and 2024, respectively	(47,692)	(47,692)
Additional paid-in capital	201,784	198,487
Retained earnings	13,824	66,434
Total Stockholders’ Equity	167,963	217,276
Total Liabilities and Stockholders’ Equity	$230,580	$284,368

TABLE 2

Arq, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2025	2024	2025	2024
	(unaudited)
Revenue	$29,431	$27,040	$120,336	$108,959

Cost of revenue, exclusive of depreciation and amortization	25,441	17,236	86,804	69,515

Operating expenses:
Selling, general and administrative	5,959	5,960	22,554	28,695
Research and development	1,200	709	7,337	4,050
Depreciation, amortization, depletion and accretion	3,323	2,504	11,747	8,594
Impairment of long-lived assets	44,756	—	44,756	—
(Gain) loss on sale of assets	(22)	218	96	64
Total operating expenses	55,216	9,391	86,490	41,403
Operating (loss) income	(51,226)	413	(52,958)	(1,959)
Other income (expense):
Earnings from equity method investment	1,713	—	1,951	127
Interest expense	(544)	(831)	(2,449)	(3,257)
Loss on extinguishment of debt	—	(1,422)	—	(1,422)
Other income	42	307	858	1,238
Total other income (expense)	1,211	(1,946)	360	(3,314)
Loss before income taxes	(50,015)	(1,533)	(52,598)	(5,273)
Income tax expense (benefit)	12	(194)	12	(164)
Net loss	$(50,027)	$(1,339)	$(52,610)	$(5,109)
Loss per common share:
Basic	$(1.20)	$(0.03)	$(1.27)	$(0.14)
Diluted	$(1.20)	$(0.03)	$(1.27)	$(0.14)
Weighted-average number of common shares outstanding:
Basic	41,657	41,275	41,522	36,051
Diluted	41,657	41,275	41,522	36,051

TABLE 3

Arq, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2025	2024
Cash flows from operating activities
Net loss	$(52,610)	$(5,109)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Impairment of long-lived assets	44,756	—
Depreciation, amortization, depletion and accretion	11,747	8,594
Stock-based compensation expense	3,363	2,715
Operating lease expense	2,432	2,004
Amortization of debt discount and debt issuance costs	359	601
Loss on sale of long-term assets, net	96	64
Loss from extinguishment of debt	—	1,422
Earnings from equity method investment	(1,951)	(127)
Other non-cash items, net	(678)	37
Changes in operating assets and liabilities:
Receivables	(104)	1,316
Prepaid expenses and other assets	(2,030)	1,166
Inventories	3,250	1,636
Other long-term assets, net	(4,128)	(2,166)
Accounts payable and accrued expenses	(6,696)	216
Other current liabilities	(260)	1,144
Operating lease liabilities	205	(1,272)
Other long-term liabilities	(481)	(1,764)
Net cash (used in) provided by operating activities	(2,730)	10,477
Cash flows from investing activities
Acquisition of property, plant, equipment and intangible assets, net	(8,576)	(85,170)
Acquisition of mine development costs	(531)	(181)
Proceeds from insurance recovery related to property and equipment	685	—
Distributions from equity method investee in excess of cumulative earnings	251	127
Proceeds from sale of property and equipment	10	150
Net cash used in investing activities	$(8,161)	$(85,074)

TABLE 3

	Years Ended December 31,
(in thousands)	2025	2024
Cash flows from financing activities
Borrowings on revolving credit facility	$128,941	$13,828
Repayments of revolving credit facility	(123,818)	—
Principal payments on notes payable	(914)	(10,544)
Principal payments on finance lease obligations	(447)	(1,022)
Repurchase of common stock to satisfy tax withholdings	(66)	(1,135)
Net proceeds from common stock issued in public offering	—	26,654
Net proceeds from common stock issued in private placement transactions	—	14,951
Net proceeds from common stock issued to related party	—	800
Payment of debt issuance costs	—	(633)
Payment of debt extinguishment costs	—	(220)
Net cash provided by financing activities	3,696	42,679
Decrease in Cash and Restricted Cash	(7,195)	(31,918)
Cash and Restricted Cash, beginning of year	22,235	54,153
Cash and Restricted Cash, end of year	$15,040	$22,235

Supplemental disclosure of cash flow information:
Cash paid for interest	$661	$2,017
Cash received for income taxes	$(27)	$(100)
Supplemental disclosure of non-cash investing and financing activities:
Change in accrued purchases for property and equipment	$949	$6,198
Purchase of property and equipment through note payable	$—	$1,004

Note on Non-GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), we provide certain supplemental financial measures, including EBITDA and Adjusted EBITDA, which are measurements that are not calculated in accordance with U.S. GAAP. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA reduced by the non-cash impact of equity earnings from equity method investments and other non-cash gains, increased by cash distributions from equity method investments, share-based compensation expense, other non-cash losses and non-recurring costs and fees. EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income (loss) in accordance with U.S. GAAP as a measure of performance. See below for a reconciliation from net income (loss), the nearest U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA.
We believe that the EBITDA and Adjusted EBITDA measures are less susceptible to variances that affect our operating performance. We include these non-GAAP measures because management uses them in the evaluation of our operating performance, and believe they help to facilitate comparison of operating results between periods. We believe the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains, and losses which can vary widely across different industries or among companies within the same industry and may not be indicative of core operating results and business outlook.
EBITDA and Adjusted EBITDA:
The following table reconciles net loss, our most directly comparable as-reported financial measure calculated in accordance with U.S. GAAP, to (EBITDA Loss) EBITDA and Adjusted EBITDA.

TABLE 4

Arq, Inc. and Subsidiaries
Reconciliation of Net loss to (EBITDA Loss) EBITDA and Adjusted EBITDA
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2025	2024	2025	2024
Net loss	$(50,027)	$(1,339)	$(52,610)	$(5,109)
Depreciation, amortization, depletion and accretion	3,323	2,504	11,747	8,594
Amortization of Upfront Customer Consideration	239	127	620	508
Interest expense, net	541	516	2,383	2,154
Income tax expense (benefit)	12	(194)	12	(164)
(EBITDA Loss) EBITDA	$(45,912)	$1,614	$(37,848)	$5,983
Corbin Facility impairment and write-down of related assets(1)	47,027	—	47,027	—
Share-based compensation(2)	840	530	3,363	2,715
GAC Facility pre-production feedstock(3)	32	—	2,911	—
Earnings from equity method investment	(1,713)	—	(1,951)	(127)
Cash distributions from equity method investment	13	—	251	127
Gain on insurance proceeds(4)	—	—	(685)	—
(Gain) loss on sale of assets	(22)	218	96	64
Financing costs	—	47	—	275
Loss on extinguishment of debt	—	1,422	—	1,422
Adjusted EBITDA	$265	$3,831	$13,164	$10,459
(1)Represents impairment charge recognized at our Corbin Facility of $44.8 million as well as the write-down of certain additional assets at the GAC Facility related to the use of product produced at the Corbin Facility that could not be reused or repurposed, resulting in an additional loss of $2.3 million during the year ended December 31, 2025.
(2)Represents non-cash stock-based compensation expenses that are included within "Cost of revenue, exclusive of depreciation and amortization" and "Selling, general and administrative" expenses in the Consolidated Statements of Operations. Previously reported Adjusted EBITDA for the year ended December 31, 2024 has been revised to include non-cash stock-based compensation expense.
(3)Represents expenses related to feedstock utilized in pre-production testing of our GAC Facility during the year ended December 31, 2025 included within "Research and development" expense in the Consolidated Statements of Operations.
(4)Represents gain related to an insurance claim related to equipment at our Five Forks Mine during the year ended December 31, 2025 included within "Other income" in the Consolidated Statements of Operations. We received the proceeds in October 2025.